Exhibit 10.1

October 10, 2022

VIA EMAIL
Mr. Nathan Briesemeister

Dear Nathan:

We are excited about the prospect of you joining Asbury Automotive Group as Vice President & Chief Accounting Officer reporting to Michael Welch, subject to your appointment by the Board of Directors. Your approximate start date is November 7, 2022, which you will confirm with Michael. I am sure you will make significant contributions to our company and look forward to you joining our team.

Cash Compensation
Your Target Annualized Cash Compensation will be $487,500. This includes an annual $325,000 base salary and a $162,500 target annual bonus which is 50% of your base salary.

Your 2022 annual bonus will be prorated based on your start date and will be based on the same bonus criteria applicable to all Dealer Support Center bonus-eligible employees. The bonus criteria are based on (1) the number of cars sold in the United States in 2022 and Asbury’s EBITDA at each level of car sales (80% weighting) and (2) completion of strategic objectives (20% weighting).

Sign-on Bonus
You will receive a sign-on bonus in the gross amount of $100,000, payable on the first pay date following 90 days of employment with Asbury and subject to normal tax withholdings. The sign-on bonus would be subject to full repayment to Asbury if you voluntarily terminate your employment with Asbury within 1 year of your start date.

Equity Grant
On your start date, you will be granted an equity award with a value of $150,000, which will be issued in the form of restricted share units of common stock of Asbury that will vest ratably over a three-year period. You will be eligible for future grants during the normal and customary equity grant cycle, which has historically occurred in February. In the upcoming February 2023 cycle, you will be recommended for an equity grant with a value of $150,000, which will be issued in the form of restricted share units (50%) and performance share units (50%) and also will vest ratably over a three-year period.

The actual number of shares you will be granted will be based on the closing price of a share of common stock of Asbury on the New York Stock Exchange on the date of grant. The equity award will be subject to the terms and conditions set forth in the 2019 Asbury Equity Incentive Plan and in the equity award agreement that you enter into with Asbury.

Equity Holding Requirements
You will be required to own Asbury equity valued at 1 times your base salary. You will be expected to meet this guideline over the course of five years. The following shares count towards your ownership for purposes of meeting the requirements: (i) all restricted share units of common stock of Asbury whether vested or unvested, (ii) all performance shares of common stock of Asbury that are earned, even if not vested and (iii) all shares of common stock of Asbury that are held by you.

Auto Allowance
You will receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal tax withholding.

Benefits
We offer United Healthcare for Medical and Vision, Cigna for Dental and Fidelity 401k plan as well as UNUM Disability and Life Insurance. Benefit elections become effective on the first Sunday coincident with or following 84 days of employment; however you can pre-enroll prior to the 84 days.

Paid Time Off
You are eligible to accrue 120 hours annually at the start of your employment. You will also receive the Company’s 7 paid holidays.

Relocation
You will receive a relocation allowance in the amount of $25,000 which will be grossed up to cover the taxes. The relocation allowance will be paid to you in a lump sum on the first pay cycle after you commence employment and once the Relocation Agreement document is fully executed. The relocation allowance would be subject to full repayment to Asbury if you voluntarily terminate your employment with Asbury within 1 year of your start date, and 50% repayment if you leave after the expiration of your first year of employment, but prior to your second anniversary with the company

Our offer is contingent upon successful completion of a background check, credit check, motor vehicle review and a pre-employment drug test.

This offer letter is an offer of employment only. In accepting employment with Asbury, you do not have an express or implied contract of employment with the company; your employment will be at-will, and is not for a definite duration; and your employment can be terminated with or without cause or notice, at any time, at the option of either the company or yourself. No manager or representative of the company, other than the Chief Executive Officer, has any authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the foregoing. Any such agreement must be in writing and signed by the Chief Executive Officer in order to bind the company.

In extending this offer of employment, we have relied on your representations that (1) you will not in any way use confidential information (or any records, documents and similar items)

relating to the business of your former employers while employed at Asbury, and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return this original to the Human Resources Department. If you have your COVID-19 Vaccination Record available please bring this with you on your first day.

Sincerely,

/s/ Jed Milstein

Jed Milstein
Senior Vice President and Chief HR Officer
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position.

/s/ Nathan Briesemeister	October 10, 2022
Signature	Date

c. Michael Welch, SVP and CFO